                      Transfer Agency and Service Agreement
                                      Among
              Each of the BlackRock Closed-End Investment Companies
                                       and
                          EquiServe Trust Company, N.A.
                                       and
                                 EquiServe, Inc.

                                                                              2

                                                                            3

         AGREEMENT made as of the ___ day of ___________, 2003, by and among each of the BlackRock closed-end investment companies listed on Exhibit B attached hereto, having a principal office and place of business at 100 Bellevue
Parkway, Wilmington, Delaware 19809 (each the "Customer"), and EquiServe, Inc., a Delaware corporation, and its fully owned subsidiary EquiServe Trust Company,
N.A., a federally charted trust company doing business at 150 Royall Street,
Canton, Massachusetts 02021 (collectively the "Transfer Agent").

     WHEREAS, the Customer desires to appoint the Transfer Agent as sole transfer agent, registrar, dividend disbursing agent and administrator of dividend reinvestment plans.

     WHEREAS, the Board of Directors or Trustees, as applicable, of each
Customer has approved appointment of the Transfer Agent and the form of this
Agreement.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS.
   -------------------

(a) "ACCOUNT" or "ACCOUNTS" shall mean the account of each Shareholder which account shall hold any full or fractional shares of stock held by such
Shareholder and/or outstanding funds or tax reporting to be done.

(b) "ADDITIONAL SERVICES" shall mean any and all services which are not Services as set forth in the Fee and Service Schedule, but performed by Transfer Agent upon request of Customer.

(c) "AGREEMENT" shall mean this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications, which may from time to time be executed.

(d) "ANNUAL PERIOD" shall mean each twelve (12) month period commencing on the
Effective Date and, thereafter, on each anniversary of the Effective Date.

(e) "BOARD OF DIRECTORS" means the Board of Directors or the Board of Trustees, as the case may be, of each Customer.

(f) "CLOSED ACCOUNT" shall mean an account with a zero share balance, no outstanding funds or no reportable tax information.

(g) "DIVIDEND REINVESTMENT PLAN" shall mean the services as set forth in Section
4 and in the Fee and Service Schedule.

(h) "EFFECTIVE DATE" shall mean the date first stated above.

(i) "FEE AND SERVICE SCHEDULE" shall mean the fees and services set forth in the
"Fee and Service Schedule" attached hereto.

                                                                             4

 (j) "PARTICIPANT" or "PARTICIPANTS" shall mean Shareholders enrolled in a
Dividend Reinvestment Plan.

(k) "SERVICES" shall mean any and all services as further described herein and in the "Fee and Service Schedule" or other schedules attached hereto.

(l) "SHARE" shall mean common units of beneficial interest or common stock, as the case may be, of each Customer authorized by the Customer's respective
Declaration of Trust or Articles of Incorporation, as the case may be.

(m) "SHAREHOLDER" shall mean the holder of record of Shares.

2. APPOINTMENT OF AGENT.
   --------------------

     2.1 Appointments. The Customer hereby appoints the Transfer Agent to act as sole transfer agent and registrar for all Shares in accordance with the terms and conditions hereof, and the Transfer Agent accepts said appointment.

     2.2 Documents. In connection with the appointment of Transfer Agent as the transfer agent and registrar for a Customer, the Customer will provide or has previously provided the following documents to the Transfer Agent:

         (a)     Copies of Registration Statements and amendments thereto,
                 filed with the Securities and Exchange Commission for
                 initial public offerings;

         (b)     Specimens of all forms of stock certificates relating to
                 outstanding Shares, in forms approved by the Board of Directors of the Customer, with a certificate of the Secretary of each
                 Customer as to such approval; and

         (c)     Specimens of the Signatures of the officers of the Customer authorized to sign stock certificates and individuals
                 authorized to sign written instructions and requests.

     2.3 Records. Transfer Agent may adopt as part of its records all lists of holders, records of the Customer's stock, books, documents and records which have been employed by any former agent of the Customer for the maintenance of the ledgers for the Customer's Shares, provided such ledger is certified by an officer of Customer or the prior transfer agent to be true, authentic and complete.

     2.4 Shares. Customer shall, if applicable, inform Transfer Agent as to (i)
the existence or termination of any restrictions on the transfer of Shares and in the application to or removal from any certificate of stock of any legend restricting the transfer of such Shares or the substitution for such certificate of a certificate without such legend, (ii) any authorized but unissued Shares reserved for specific purposes, (iii) any outstanding shares which are exchangeable for Shares and the basis for exchange, (iv) reserved Shares subject to option and the details of such

                                                                            5

reservation and (v) special instructions regarding dividends and information of foreign holders.

     2.5 Customer's Agent. Transfer Agent represents that it is engaged in an independent business and will perform its obligations under this Agreement as an agent of Customer.

      2.6 Certificates. Upon notification from Transfer Agent, Customer shall deliver to Transfer Agent an appropriate supply of stock certificates, which certificates shall provide a signature panel for use by an officer of or authorized signor for Transfer Agent to sign as transfer agent and registrar, and which shall state that such certificates are only valid after being countersigned and registered.

3.  STANDARD SERVICES.
    -----------------

     3.1 Services. The Transfer Agent will perform the following services:

              In accordance with the procedures established from time to time by agreement between the Customer and the Transfer Agent, the Transfer Agent shall:

              (a)     issue and record the appropriate number of Shares as
                      authorized and hold such shares in the appropriate
                      shareholder ("Shareholder") account;

              (b)     effect transfers of Shares by the registered owners
                      thereof upon receipt of appropriate documentation;

              (c)     prepare and transmit payments for dividends and
                      distributions declared by the Customer, provided good
                      funds for said dividends or distributions are received by
                      the Transfer Agent on or prior to the scheduled payable
                      date for said dividends or distributions;

              (d)     act as agent for Shareholders pursuant to the dividend
                      reinvestment plan, and other investment programs, if any,
                      as amended from time to time in accordance with the terms
                      of the agreements relating thereto to which the Transfer
                      Agent is or will be a party;

              (e)     issue replacement certificates for those certificates
                      alleged to have been lost, stolen or destroyed upon
                      receipt from the respective Shareholder by the Transfer
                      Agent of an open penalty surety bond satisfactory to it
                      and holding it and the Customer harmless, absent notice to the Customer and the Transfer Agent that such certificates have been acquired by a bona fide purchaser. The Transfer
                      Agent, at its option, may issue replacement certificates
                      in place of mutilated stock certificates upon presentation thereof without such indemnity. Further, the Transfer
                      Agent may at its sole option accept indemnification from a
                      Customer to issue replacement certificates for those
                      certificates alleged to have been lost, stolen or
                      destroyed in lieu of an open penalty bond; and

              (f)     issue replacement checks and place a stop payment order on original checks

                                                                            6

                      based on shareholder's representation that a check was not received or was lost. Such stops and replacement will be
                      deemed to have been made at the request of Customer and
                      Customer shall be responsible for all losses or claims
                      resulting from such replacement.

     3.2 Customary Services. The Transfer Agent shall perform all the customary services of a transfer agent, dividend disbursing agent, dividend reinvestment plan agent, and other investment programs as described in Section 3.1 consistent with those requirements in effect as of the date of this Agreement. The detailed services and definition, frequency, limitations and associated costs (if any)
are set out in the attached fee and service schedule ("Fee and Service
Schedule").

     3.3 Compliance with Laws. The Customer agrees the Transfer Agent is obligated to and the Transfer Agent agrees to comply with all applicable federal, state and local laws and regulations, codes, order and government rules in the performance of its duties under this Agreement.

     3.4 Unclaimed Property and Lost Shareholders. The Transfer Agent shall report unclaimed property to each state in compliance with state law and Section
17Ad-17 of the Exchange Act of 1934 as amended (the "Exchange Act") for lost shareholders. If the Funds are not in compliance with applicable state laws, there will be no charge for such Funds for the first two years for this service, other than a charge of $3.00 per due diligence notice mailed; provided that after the first two years, the Transfer Agent will charge Customer its then standard fee plus any out-of-pocket expenses, and such fees will be estimated and provided upon liquidation of any Customer.

     3.5 Compliance with Office of Foreign Asset Control ("OFAC") Regulations.
The Transfer Agent shall ensure compliance with OFAC laws and regulations promulgated thereunder.

4. DIVIDEND DISBURSING SERVICES.
   ----------------------------

     4.1 Declaration of Dividends. Upon receipt of a written notice from the
President, any Vice President, Secretary, Assistant Secretary, Treasurer or
Assistant Treasurer of Customer declaring the payment of a dividend, Transfer
Agent shall disburse such dividend payments provided that in advance of such payment, Customer furnishes Transfer Agent with sufficient funds. The payment of such funds to Transfer Agent for the purpose of being available for the payment of dividend checks from time to time is not intended by Customer to confer any rights in such funds on Fund Shareholders whether in trust or in contract or otherwise.

     4.2 Stop Payments. Customer hereby authorizes Transfer Agent to stop payment of checks issued in payment of dividends, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Transfer Agent shall issue and deliver

                                                                           7

duplicate checks in replacement thereof, and Customer shall indemnify Transfer
Agent against any loss or damage resulting from reissuance of the checks.

     4.3 Tax Withholding. Transfer Agent is hereby authorized to deduct from all dividends declared by the Funds and disbursed by Transfer Agent, as dividend disbursing agent, the tax required to be withheld pursuant to Sections 1441,
1442 and 3406 of the Internal Revenue Code of 1986, as amended, or by any
Federal or State statutes subsequently enacted, and to make the necessary return and payment of such tax in connection therewith.

      4.4 Dividends and Other Distributions. For Customers that are municipal term trusts, Transfer Agent will act as the paying agent for the Customer for all dividends and distributions, but upon receipt thereof shall hold such dividends or distributions on behalf of the shareholders.

5.  FEES AND EXPENSES.
    -----------------

     5.1 Fee and Service Schedules. Customer agrees to pay Transfer Agent fees for services performed pursuant to this Agreement as set forth in the Fee and
Service Schedule attached hereto, for the Initial Term of the Agreement, as defined in Section 13.

     5.2 COLA/Fee Increases. After the Initial Term of the Agreement, providing that service mix and volumes remain constant, the fees listed in the Fee and
Service Schedule shall be increased by the accumulated change in the National
Employment Cost Index for Service Producing Industries (Finance, Insurance, Real
Estate) for the preceding years of the contract, as published by the Bureau of
Labor Statistics of the United States Department of. Fees will be increased on this basis on each successive contract anniversary thereafter.

     5.3 Adjustments. Notwithstanding Section 5.1 above, fees, and the out-of-pocket expenses and advances identified under Section 5.4 below, may be changed from time to time as agreed upon in writing between the Transfer Agent and the Customer.

      5.4 Out-of-Pocket Expenses. In addition to the fees paid under Section 5.1 above, the Customer agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to postage, forms, telephone, microfilm, microfiche, taxes, records storage, exchange and broker fees, or advances incurred by the Transfer Agent for the items set out in Exhibit A attached hereto. Out-of-pocket expenses may include the costs to Transfer Agent of administrative expenses, as indicated on Exhibit A. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Customer, will be reimbursed by the Customer.

      5.5 Postage. Postage for mailing of dividends, proxies, Customer reports and other mailings to all shareholder accounts shall be advanced to the Transfer
Agent by the Customer prior to commencement of the mailing date of such materials.

      5.6 Invoices. The Customer agrees to pay all fees and reimbursable expenses within forty-five (45) days of receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute.
In the event of such a dispute, the Customer may only

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withhold that portion of the fee or expense subject to the good faith dispute.
The Customer shall notify the Transfer Agent in writing within forty-five (45)
days following the receipt of each billing notice if the Customer is disputing any amounts in good faith. If the Customer does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Customer. The Customer shall settle such disputed amounts within five (5)
days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process. Invoices shall be sent to each Customer, with a duplicate copy to BlackRock Financial Management,
Inc.

      5.7 Taxes. Customer shall pay all sales or use taxes in lieu thereof with respect to the Services (if applicable) provided by Transfer Agent under this
Agreement.

      5.8      Late Payments.

     (a) If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Customer shall pay the
Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic Transfer Agents) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by Customer on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

     (b) The failure by Customer to pay an invoice within 45 days after written and telephonic notice to Customer that payment is overdue or the failure by the
Customer to timely pay two consecutive invoices shall constitute a material breach pursuant to Section 15.4(a) below. Transfer Agent will provide notice by writing and telephone forty-five (45) days after payment is past due. The
Transfer Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide the Customer with 30 days to cure such breach.

      5.9 Services Required by Legislation. Services required by legislation or regulatory mandate that become effective after the effective date of this
Agreement shall not be part of the standard services, and shall be billed by appraisal.

      5.10 Overtime Charges. Overtime charges will be assessed in the event of a late delivery to the Transfer Agent of Customer material for mailings to shareholders, unless the mail date is rescheduled. Such material includes, but is not limited to, proxy statements, quarterly and annual reports, dividend enclosures and news releases.

      5.11 Bank Accounts. The Customer acknowledges that the Transfer Agent may receive float benefits and/or investment earnings in connection with maintaining certain bank accounts required to provide services under this Agreement (e.g., dividend disbursing accounts).

6.  REPRESENTATIONS AND WARRANTIES OF TRANSFER AGENT.
    ------------------------------------------------

                                                                             9

     6.1 Governance. EquiServe Trust Company, N.A. is a federally chartered limited purpose national bank duly organized under the laws of the United States and EquiServe, Inc. is a corporation validly existing and in good standing under the laws of the State of Delaware and they have full corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary corporate action and constitutes the legal valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms.

     6.2 Compliance. The execution, delivery and performance of the Agreement by
Transfer Agent will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to, (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgement, order, writ, injunction, decree or award of any court, arbitrator or governmental or governmental or regulatory official, body or authority which is applicable to Transfer Agent,
(iii) the incorporation documents or by-laws of , or any material agreement to which Transfer Agent is a party.

     6.3 Facilities. The Transfer Agent has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

7.  REPRESENTATIONS AND WARRANTIES OF CUSTOMER.
    -------------------------------------------

      Each Customer severally and not jointly represents and warrants to the
Transfer Agent that:

     7.1 Organizations. It is a corporation duly organized and existing and in good standing under the laws of the jurisdiction of its organization;

      7.2 Governance. It is empowered under applicable laws and by its charter documents to enter into and perform this Agreement. All corporate proceedings required by said charter documents and applicable law have been taken to authorize it to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by each Customer has been duly authorized by all necessary corporate or trust action and constitutes the legal valid and binding obligation of each Customer enforceable against each Customer in accordance with its terms;

      7.3 Securities Act of 1933. A registration statement under the Securities
Act of 1933, as amended (the "1933 Act") has been filed and is currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all the Shares of each Customer outstanding or being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act and state securities laws; information to the contrary will result in immediate notification to the Transfer Agent.

8.  INDEMNIFICATION/LIMITATION OF LIABILITY.
    ----------------------------------------

                                                                           10

      8.1 Standard of Care. The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable time limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith or willful misconduct or that of its employees as set forth and subject to the limitations set forth in
Section 8.4 below.

      8.2 Customer Indemnity. The Transfer Agent shall not be responsible for, and the Customer shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, claims, damages, costs, charges, and counsel fees reasonably acceptable to Customer and expenses, payments, expenses and liability arising out of or attributable to:

        (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided such actions are taken in good faith and without negligence or willful misconduct;

        (b) The Customer's bad faith, negligence or willful misconduct or the material breach of any representation or warranty of the Customer hereunder;

        (c) The reliance or use by the Transfer Agent or its agents or subcontractors of information, records and documents which (i) are received by the Transfer Agent or its agents or subcontractors and furnished to it by or on behalf of the Customer, and (ii) have been prepared and /or maintained by the Customer or any other person or firm on behalf of the Customer. Such other person or firm shall include any former transfer agent or former registrar, or co-transfer agent or co-registrar or any current registrar where the Transfer Agent is not the current registrar other than State Street Bank and Trust Company in its role as prior transfer agent during the period from September 30,
        1995 until the date of this Agreement;

        (d) The reliance or use by the Transfer Agent or its agents or subcontractors of any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons including Shareholders;

        (e) The reliance on, or the carrying out by the Transfer Agent or its agents or subcontractors of any instructions or requests of the
        Customer's representatives, provided such actions are taken in good faith and without negligence or willful misconduct;

        (f) The offer or sale of Shares in violation of any federal or state securities laws requiring that such shares be registered or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares; and

        (g)Any actions taken or omitted to be taken by any former agent of
        Customer (other than State Street Bank and Trust Company in its role as prior transfer agent during the period from September 30, 1995 until the date of this Agreement) and arising from

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        Transfer Agent's reliance on the certified list of holders.

      8.3Instructions. At any time the Transfer Agent may apply to any officer of the Customer for instruction, and may consult with legal counsel reasonably acceptable to Customer with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and
Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Customer for taking action or omitting to take action by it in reliance upon such instructions or upon the advice or opinion of such counsel provided that when the action is taken it is performed in good faith and without negligence or willful misconduct. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or similar means authorized by the Customer or the Funds, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Customer. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of the Customer, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

      8.4 Transfer Agent Indemnification/Limitation of Liability. Transfer Agent
shall be responsible for and shall indemnify and hold the Customer harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Transfer Agent's refusal or failure to comply with the terms of this Agreement, or which arise out of Transfer Agent's bad faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of Transfer Agent hereunder, for which Transfer Agent is not entitled to indemnification under this Agreement; provided, however, that Transfer Agent's aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or as a result of any services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the following amounts: (a)
amounts paid hereunder by the Customer to Transfer Agent as fees and charges, but not including reimbursable expenses, during the thirty-six (36) calendar months immediately preceding the event for which recovery from the Transfer
Agent is being sought which arises out of the Transfer Agent's negligence and
(b) amounts paid hereunder by the Customer to Transfer agent as fees and charges, but not including reimbursable expenses, during the sixty (60) calendar months immediately preceding the event for which recovery is being sought which arises out of the Transfer Agent's bad faith, gross negligence or willful misconduct.

     8.5 Notice. In order that the indemnification provisions contained in this
Section shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified

                                                                            12

party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party's prior written consent.

9.    DAMAGES.
      --------

     NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR
CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO,
LOSS OF ANTICIPATED PROFITS, OCCASIONED BY A BREACH OF ANY PROVISION OF THIS
AGREEMENT EVEN IF APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.  RESPONSIBILITIES OF THE TRANSFER AGENT.
     ---------------------------------------

      The Transfer Agent undertakes the duties and obligations imposed by this
Agreement upon the following terms and conditions, by all of which the Customer, by its acceptance hereof, shall be bound:

      10.1 Whenever in the performance of its duties hereunder the Transfer
Agent shall deem it necessary or desirable that any fact or matter be proved or established prior to taking or suffering any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, any Vice President, the
Treasurer, any Assistant treasurer, the Secretary or any Assistant Secretary of the Customer or the Funds and delivered to the Transfer Agent. Such certificate shall be full authorization to the Transfer Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate provided the action taken is without negligence, bad faith or willful misconduct.

      10.2 The Customer agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Transfer Agent for the carrying out, or performing by the Transfer Agent of the provisions of this Agreement.

     10.3 Transfer Agent, any of its affiliates or subsidiaries, and any stockholder, director, officer or employee of the Transfer Agent may buy, sell or deal in the securities of the Customer or the Funds or become pecuniary interested in any transaction in which the Customer may be interested, or contract with or lend money to the Customer or the Funds or otherwise act as fully and freely as though it were not appointed as agent under this Agreement.
Nothing herein shall preclude the Transfer Agent from acting in any other capacity for the Customer or the Funds or for any other legal entity.

      10.4 No provision of this Agreement shall require the Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

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11.  COVENANTS OF THE CUSTOMER AND TRANSFER AGENT.
     ---------------------------------------------

     11.1 Customer Corporate Authority. The Customer has previously furnished or shall furnish to the Transfer Agentthe following:

          (a) A copy of the Articles of Incorporation and By-Laws of the
          Customer;

          (b) Copies of all material amendments to its Articles of Incorporation or By-Laws made after the date of this Agreement, promptly after such amendments are made; and

          (c) A certificate of the Customer as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued shares relating to the exercise of options, warrants or a conversion of debentures or otherwise.

      11.2 Transfer Agent Facilities. The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the
Customer for the safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any, and for the preparation, use, and recordkeeping of such certificates, forms and devices.

      11.3 Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner it may deem advisable and as required under the Exchange Act. The Transfer Agent agrees that all such records prepared or maintained by it relating to the services performed hereunder are the property of the Customer and will be preserved, maintained and made available in accordance with the requirements of law, and will be surrendered promptly to the Customer on and in accordance with its request.

      11.4 Non-Solicitation of Transfer Agent Employees. Customer shall not attempt to hire or assist with the hiring of an employee of EquiServe or affiliated companies or encourage any employee to terminate their relationship with EquiServe or its affiliated companies.

      11.5 Notification. Customer shall notify Transfer Agent as soon as possible in advance of any stock split, stock dividend or any similar event which may affect the Shares and any bankruptcy, insolvency, moratorium or other proceeding regarding Customer affecting the enforcement of creditors' rights.
Notwithstanding any other provision of the Agreement to the contrary, Transfer
Agent will have no obligation to perform any Services under the Agreement subsequent to the commencement of any bankruptcy, insolvency, moratorium or other proceeding regarding Customer affecting the enforcement of creditor'
rights unless Transfer Agent receives assurance satisfactory to it that it will receive full payment for such services. Further, Customer may not assume the
Agreement after the filing of a bankruptcy petition without Transfer Agent's written consent.

12.    CONFIDENTIALITY.
       ----------------

      12.1 Covenant. The Transfer Agent and the Customer agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade

                                                                           14

secrets, or any other secret or confidential information whatsoever identified as confidential, whether of the Transfer Agent or of the Customer, used or gained by the Transfer Agent or the Customer during performance under this
Agreement. The Customer and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the
Transfer Agent or the Customer and their successors and assigns. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or agents for purposes of providing services under this Agreement.

      12.2 Shareholder "Non-Public Personal Information". The Transfer Agent
agrees that it will not disclose or use any "non-public personal information"
about a Customer's Shareholders other than such uses or disclosures which are necessary to permit the Transfer Agent to carry out its duties under this
Agreement, or are otherwise required by the Transfer Agent in compliance with a regulatory investigation or in response to judicial process, including as set forth in Section 12.3 below. "Non-public personal information" about a
Shareholder shall mean (i) personally identifiable financial information; (ii)
any list, description, or other grouping of consumers that is derived from using any personally identifiable information that is not publicly available; and
(iii) any other information that the Transfer Agent is prohibited from using or disclosing pursuant to Regulation S-P under Section 504 of the Gramm Leach
Bliley Act.

      12.3 Request for Records. In the event that any requests or demands are made for the inspection of the Shareholder records, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), the Transfer
Agent will endeavor to notify the Customer and to secure instructions from an authorized officer of the Customer as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

13.  TERM AND TERMINATION.
     ---------------------

     13.1 Term. The initial term of this Agreement (the "Initial Term") shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 13. Unless a terminating party gives written notice to the other party sixty (60) days before the expiration of the Initial
Term this Agreement will renew automatically from year to year ("Renewal Term").
Sixty (60) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming
Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in Section 5.2.

     13.2 Early Termination. Notwithstanding anything contained in this
Agreement to the contrary, should Customer desire to move any of its services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice period, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that the

                                                                          15

Transfer Agent will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider, or if the Customer is fully liquidated other than the liquidation of a Customer which is a term trust at its scheduled liquidation time, or its assets merged or purchased or the like with another entity which does not utilize the services of the Transfer Agent, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Customer. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination and a de-conversion/transition fee in an amount equal to 20% of the aggregate fees incurred by Customer during the immediately preceding twelve
(12) month period.

     13.3 Expiration of Term. After the expiration of the Initial Term or
Renewal Term whichever currently in effect, should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Customer.
Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination and a
de-conversion/transition fee in an amount equal to 20% of the aggregate fees incurred by Customer during the immediately preceding twelve (12) month period.

      13.4  Termination.
            -----------

      This Agreement may be terminated in accordance with the following:

                  (a) at any time by either party upon a material breach of a representation, covenant or term of this Agreement by the
                  other which is not cured within a period not to exceed thirty
                  (30) days after the date of written notice thereof by the
                  other party; and

                  (b) by Transfer Agent, at any time, in the event that during the term if this Agreement, a bankruptcy or insolvency
                  proceeding is filed by or against Customer or a trustee or receiver is appointed for any substantial part of Customer's property (and in a case of involuntary bankruptcy, insolvency or receivership proceeding, there is entered an order for
                  relief, or order appointing a receiver or some similar order or decree and Customer does not succeed in having such order lifted or stayed within sixty (60) days from the date of its entry), or Customer makes an assignment of all or
                  substantially all of its property for the benefit of creditors or ceases to conduct its operations in the normal course or business.

     13.5 Records. Upon receipt of written notice of termination, the parties will use commercially practicable efforts to effect an orderly termination of this Agreement. Without limiting the foregoing, Transfer Agent will deliver promptly to Customer, in machine readable form on media as reasonably requested by Customer, all stockholder and other records, files and data supplied to or compiled by Transfer Agent on behalf of Customer.

                                                                           16

14.  ASSIGNMENT.
     -----------

         14.1 Affiliates. The Transfer Agent may, without further consent of the
Customer assign its right and obligations hereunto to any affiliated and registered transfer agent under Section 17(A)(c)(2) of the Securities and
Exchange Act. The Transfer Agent will not assign its rights and obligations to any other person without consent.

         14.2 Sub-contractors. Transfer Agent may, without further consent on the part of Customer, subcontract with other subcontractors for telephone and mailing services as may be required from time to time; provided, however, that the Transfer Agent shall be as fully responsible to the Customer for the acts and omissions of any subcontractor as it is for its own acts and omissions.

15.  UNAFFILIATED THIRD PARTIES.
     ---------------------------

     Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, airborne services, the U.S. mails and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

16.  MISCELLANEOUS.
     --------------

      16.1      Notices.

      Any notice or communication by the Transfer Agent or the Customer to the other is duly given if in writing and delivered in person or mailed by first class mail, postage prepaid, telex, telecopier or overnight air courier guaranteeing next day delivery, to the other's address:

                  If to the Customer:

                  c/o BlackRock Advisors Inc.
                  100 Bellevue Parkway
                  Wilmington, Delaware 19809
                  Attn: _______________

                  If to the Transfer Agent:

                  EquiServe Trust Company, N.A.
                  c/o EquiServe, Inc.
                  150 Royall Street
                  Canton, MA  02021
                  Telecopy No.: (781) 575-4210
                  Attn:  General Counsel

      The Transfer Agent and the Customer may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

                                                                           17

     16.2        Successors.

      All the covenants and provisions of this agreement by or for the benefit of the Customer or the Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

     16.3        Amendments.

      This Agreement may be amended or modified by a written amendment executed by both parties hereto and authorized or approved by a resolution of the Board of Directors of the Customer.

     16.4        Severability.

     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     16.5        Governing Law.

     This Agreement shall be governed by the laws of The Commonwealth of
Massachusetts.

     16.6        Force Majeure.

     Notwithstanding anything to the contrary contained herein, Transfer Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

     16.7        Descriptive Headings.

     Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     16.8        Third Party Beneficiaries.

     The provisions of this Agreement are intended to benefit only the Transfer
Agent, the Customer and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this agreement, and there are no third party beneficiaries hereof.

                                                                        18

     16.9         Survival.

     All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination of this Agreement.

     16.10        Priorities.

     In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

     16.11       Merger  of Agreement.

     This agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

     16.12       Counterparts.

     This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

BLACKROCK ADVISORS, INC.

ON BEHALF OF THE BLACKROCK CLOSED-END INVESTMENT
 COMPANIES LISTED ON EXHIBIT C

BY:_____________________
NAME:__________________
TITLE:___________________

EQUISERVE, INC.                EQUISERVE TRUST COMPANY, N.A.

BY:_____________________       BY:_____________________
NAME:__________________        NAME:___________________
TITLE:___________________      TITLE:___________________

                                                                          19

                                    EXHIBIT B

THE BLACKROCK ADVANTAGE TERM TRUST INC.
THE BLACKROCK INCOME TRUST INC.
THE BLACKROCK INSURED MUNICIPAL TERM TRUST INC.
THE BLACKROCK MUNICIPAL TARGET TERM TRUST INC.
THE BLACKROCK INVESTMENT QUALITY TERM TRUST INC.
THE BLACKROCK INSURED MUNICIPAL 2008 TERM TRUST INC.
THE BLACKROCK NEW YORK INSURED MUNICIPAL 2008 TERM TRUST INC.
THE BLACKROCK CALIFORNIA INSURED MUNICIPAL 2008 TERM TRUST INC.
THE BLACKROCK FLORIDA INSURED MUNICIPAL 2008 TERM TRUST INC.
THE BLACKROCK INVESTMENT QUALITY MUNICIPAL TRUST INC.
THE BLACKROCK HIGH YIELD TRUST
THE BLACKROCK BROAD INVESTMENT GRADE 2009 TERM TRUST  INC.
THE BLACKROCK STRATEGIC MUNICIPAL TRUST
THE BLACKROCK PENNSYLVANIA STRATEGIC MUNICIPAL TRUST
THE BLACKROCK CALIFORNIA INVESTMENT QUALITY MUNICIPAL INCOME TRUST, INC.
THE BLACKROCK FLORIDA INVESTMENT QUALITY MUNICIPAL INCOME TRUST, INC.
THE BLACKROCK NEW YORK INVESTMENT QUALITY MUNICIPAL TRUST, INC.
THE BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST II
THE BLACKROCK CORE BOND TRUST
THE BLACKROCK CALIFORNIA MUNICIPAL 2018 TERM TRUST
THE BLACKROCK CALIFORNIA MUNICIPAL BOND TRUST
THE BLACKROCK FLORIDA MUNICIPAL BOND TRUST
THE BLACKROCK FLORIDA MUNICIPAL INCOME TRUST
THE BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST
THE BLACKROCK MUNICIPAL INCOME TRUST II
THE BLACKROCK NEW JERSEY MUNICIPAL BOND TRUST
THE BLACKROCK MUNICIPAL BOND TRUST
THE BLACKROCK MUNICIPAL INCOME TRUST
THE BLACKROCK MARYLAND MUNICIPAL BOND TRUST
THE BLACKROCK NEW YORK MUNICIPAL BOND TRUST
THE BLACKROCK NEW JERSEY MUNICIPAL INCOME TRUST
THE BLACKROCK INCOME OPPORTUNITY TRUST, INC.
THE BLACKROCK NEW YORK MUNICIPAL INCOME TRUST
THE BLACKROCK NEW YORK MUNICIPAL 2018 TERM TRUST
THE BLACKROCK STRATEGIC BOND TRUST
THE BLACKROCK MUNICIPAL 2018 TERM TRUST
THE BLACKROCK VIRGINIA MUNICIPAL BOND TRUST
THE BLACKROCK NEW YORK MUNICIPAL INCOME TRUST II
THE BLACKROCK INSURED MUNICIPAL INCOME TRUST
THE BLACKROCK CALIFORNIA INSURED MUNICIPAL INCOME TRUST
THE BLACKROCK FLORIDA INSURED MUNICIPAL INCOME TRUST
THE BLACKROCK NEW YORK INSURED MUNICIPAL INCOME TRUST
THE BLACKROCK NEW JERSEY INVESTMENT QUALITY MUNI TRUST, INC.
THE BLACKROCK PREFERRED OPPORTUNITY TRUST
BAT SUBSIDIARY, INC.
BCT SUBSIDIARY, INC.
BQT SUBSIDIARY, INC.

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